Company Contact:
D. Paul Dascoli
Senior Vice President &
Chief Financial Officer
(614) 474-4300

Media Contact:
Barbara Coleman
Corporate Communications
(614) 474-4083
bcoleman@express.com

Investor Contacts:
ICR, Inc.
Allison Malkin / Anne Rakunas
(203) 682-8200 / (310) 954-1113

EXPRESS, INC. REPORTS A 24% INCREASE IN THIRD QUARTER NET INCOME AND DILUTED EPS OF $0.37, EXCEEDING GUIDANCE

•	Net sales rise 8% and comparable sales increase 5%

•	Operating margin expands 90 basis points to 12.5%

•	Raises full year 2011 guidance to $1.61 to $1.65 per share

Columbus, Ohio - November 30, 2011 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating 607 stores, today announced its third quarter financial results for the thirteen and thirty-nine week periods ended October 29, 2011, which compares to the same periods ended October 30, 2010.

Michael Weiss, Express, Inc.'s Chairman, Chief Executive Officer, and President commented: “We are pleased to continue our positive momentum from the first half of the year and report better-than-expected third quarter earnings. We believe this is a testament to the increasing awareness and strength of our brand as a leading fashion authority for our customers. During the quarter, we advanced each of our growth pillars. Increased sales productivity and profitability were driven by balanced growth across genders and categories resulting in a 5% increase in comparable sales. We grew our e-commerce channel by 41%, and our new stores performed ahead of our expectations. In addition, we continue to be pleased with our new store design and plan to expand this format to our new and remodeled stores beginning in late Spring 2012. Our international expansion continued successfully with the launch of two new stores in Canada. Our confidence is further validated by a great start to the season with record Black Friday sales. We continue to expect the combination of our data-driven strategies and brand-building initiatives to lead to another quarter of strong results and continued accomplishments toward our long term goals and objectives.”

Third Quarter Operating Results:

•	Net sales increased 8% to $486.8 million from $450.6 million in the third quarter of 2010;

•	Comparable sales increased 5% following a 5% increase in comparable sales in the third quarter of 2010;

•
Gross margin decreased 30 bps to approximately 36.2% of net sales compared to 36.5% in the third quarter of 2010. During the third quarter, the anticipated 50 basis point impact of fabric cancellation costs and increased product sourcing costs were partially offset by gross margin expansion related to the on-going benefit realized from the Company's Go-to-Market strategy and 20 bps of buying and occupancy leverage;

•
Selling, general, and administrative (SG&A) expenses totaled $115.1 million, or 23.6% of net sales. This compares to SG&A expenses of $111.3 million, or 24.7% of net sales, in the third quarter of 2010, which included $0.2 million of non-core operating costs related to the secondary offering completed on December 9, 2010;

•	Operating income increased 16.6% to $60.9 million, or 12.5% of net sales, compared to $52.2 million, or 11.6% of net sales, in the third quarter of 2010;

•	Interest expense totaled $6.3 million compared to interest expense of $7.6 million in the third quarter of 2010;

•
Income tax expense was $22.0 million, at an effective tax rate of approximately 40.3%, compared to tax expense of $18.4 million, at an effective tax rate of approximately 41.2%, in the third quarter of 2010; and

•
Net income was $32.7 million, or $0.37 per diluted share on 88.9 million weighted average shares outstanding. This compares to net income of $26.3 million, or $0.30 per diluted share on 88.7 million weighted average shares outstanding, in the third quarter of 2010, which included $0.1 million of after-tax non-core operating costs associated with the Company's secondary offering completed on December 9, 2010.

Thirty-Nine Week Operating Results:

•
Net sales increased 9% to $1,400.2 million from $1,284.3 million in the prior year period, and year-to-date comparable sales increased 6%. This follows a 9% increase in comparable sales in the prior year period;

•	Gross margin increased 80 bps to 36.0% of net sales compared to 35.2% of net sales in the prior year period;

•
SG&A expenses totaled $342.2 million, or 24.4% of net sales, and included $0.6 million of non-core operating costs related to the secondary offering completed on April 6, 2011. This compares to SG&A expenses of $325.2 million, or 25.3% of net sales, in the prior year period, which included $2.9 million of non-core operating costs related to the Senior Notes offering completed on March 5, 2010, initial public offering completed on May 18, 2010, and secondary offering completed on December 9, 2010;

•
Other operating income, net was $0.2 million. This compares to other operating expense, net of $17.8 million, or 1.4% of net sales, in the prior year period, which included a $13.3 million one-time fee paid to Golden Gate Capital and Limited Brands related to the termination of the advisory arrangements with them in connection with the initial public offering;

•	Operating income increased approximately 49.3% to $162.0 million, or 11.6% of net sales, compared to $108.5 million, or 8.5% of net sales, in the prior year period;

•
Interest expense totaled $27.8 million and included a $7.2 million loss on extinguishment of debt related to the repurchases of $49.2 million of Senior Notes and the Opco Revolving Credit Facility amendment. This compares to interest expense of $51.7 million in the prior year period, which included a $20.8 million loss on extinguishment of debt related to the prepayment of debt in connection with the Senior Notes offering and initial public offering;

•
Income tax expense was $54.1 million, at an effective tax rate of approximately 40.2%, compared to a tax benefit of $20.1 million in the prior year period. The change in tax expense is a result of the Company's conversion to a corporation, effective for tax purposes May 2, 2010, in connection with its initial public offering in the second quarter of last year;

•
Net income was $80.3 million, or $0.90 per diluted share on 88.8 million weighted average shares outstanding, and included the following non-core operating costs after tax: (i) $0.3 million, or $0.01 per diluted share, of costs related to the 2011 secondary offering; and (ii) $4.3 million, or $0.04 per diluted share, loss on extinguishment related to the repurchases of $49.2 million of Senior Notes and Opco Revolving Credit Facility amendment. This compares to net income of $79.0 million, or $0.93 per diluted share on 85.2 million weighted average shares outstanding, in the prior year period, which included the following non-core operating costs after tax: (i) $2.4 million, or $0.03 per diluted share, of costs related to the Senior Notes offering, initial public offering, and 2010 secondary offering; (ii) $8.0 million, or $0.09 per diluted share, of fees paid to Golden Gate Capital and Limited Brands related to the termination of advisory arrangements with them in connection with the initial public offering; and (iii) $15.3 million, or $0.18 per diluted share, loss on extinguishment of debt related to the prepayment of debt in connection with the Senior Notes offering and initial public offering. These costs were more than offset by a one-time tax benefit of $31.8 million, or $0.37 per diluted share, recognized in connection with the Company's conversion to a corporation; and

•
Net income, adjusted for non-core operating costs noted above primarily related to the repurchases of Senior Notes and the 2011 secondary offering (see Schedule 4 for discussion of non-GAAP measures), was $85.0 million, or $0.96 per diluted share. This compares to net income, adjusted for non-core operating costs noted above related to the Senior Notes offering, initial public offering, and 2010 secondary offering (see Schedule 4 for discussion of non-GAAP measures), of $72.9 million, or $0.86 per diluted share.

Third Quarter Balance Sheet Highlights:

•	Cash and cash equivalents totaled $145.0 million compared to $81.8 million at the end of the third quarter 2010;

•
Inventories were $278.5 million, an increase of 15.9%, compared to $240.3 million at the end of the third quarter of 2010. The increase in inventory compared to the third quarter of last year reflects earlier receipt of holiday merchandise to capitalize on the season and an increase in new spring deliveries versus last year to support testing, which is consistent with our go-to-market strategy. In addition, end of quarter inventory also reflects funding for continued e-commerce growth, new stores, and new category growth, as well as to support our fourth quarter sales plans. Inventory per square foot increased approximately 5.4% compared to the third quarter of 2010;

•
Debt declined by $49.4 million to $318.2 compared to $367.6 million at the end of the third quarter of 2010 driven by the repurchases of $49.2 million of Senior Notes during the first and second quarters of 2011.

Store Expansion:
During the third quarter of 2011, the Company opened 8 new stores, including 6 stores in the United States and 2 stores in Canada, marking the Company's initial entry into the Canadian market.  At quarter end, the Company operated 607 stores and had approximately 5.3 million gross square feet in operation.

2011 Guidance:
Tax Rate:
The Company estimates that its effective tax rate for the fourth quarter and full year 2011 will be approximately 40.3%. This compares to an effective tax rate of approximately 41.6% and 10.1% for the fourth quarter of 2010 and full year 2010, respectively. The expected increase in the effective tax rate for the full year 2011 compared to the prior year period reflects the Company's conversion to a corporation in connection with its initial public offering in the second quarter of 2010.

Fourth Quarter:
The Company currently expects fourth quarter 2011 comparable sales to increase mid single digits compared to an increase of 12% in the fourth quarter of 2010. Net income is expected in the range of $59 million to $62 million, or $0.66 to $0.70 per diluted share on 89.1 million shares outstanding. This compares to adjusted net income of $48.9 million, or $0.55 per diluted share on 88.7 million shares outstanding, in the fourth quarter of 2010 (see Schedule 4 for discussion of non-GAAP measures). The Company expects to open 6 new stores in the fourth quarter, including 2 in the United States and 4 in Canada, and close 4 stores in the United States to end the year with 609 stores and approximately 5.3 million gross square feet in operation.

Full Year:
The Company is increasing its full year 2011 guidance. The Company currently expects full year comparable sales to increase at the upper end of its previously indicated mid single digit guidance compared to an increase of 10% for full year 2010. Adjusted earnings are expected in the range of $1.61 to $1.65 per diluted share on 88.9 million shares outstanding (see Schedule 4 for discussion of non-GAAP measures), which is increased from its previous guidance of adjusted earnings in the range of $1.57 to $1.63 per diluted share. This compares to adjusted earnings of $1.42 per diluted share on 86.1 million shares outstanding in 2010 (see Schedule 4 for discussion of non-GAAP measures). This guidance implies adjusted operating income growth between 24% and 27% over adjusted operating income for full year 2010 (see Schedule 4 for discussion non-GAAP measures). The Company plans to open 27 new stores in the United States and Canada and close 9 existing locations in the United States, ending the year with 609 locations and approximately 5.3 million gross square feet in operation.

Conference Call Information:
A conference call to discuss third quarter results is scheduled for today, November 30, 2011, at 4:30 p.m. Eastern Standard Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available at 7:30 p.m. EST on November 30, 2011 until 11:59 p.m. EST on December 7, 2011 and can be accessed by dialing (877) 870-5176 and entering replay pin number 382543.

About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates 607 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, in Canada and in Puerto Rico and also distributes its products through the Company's e-commerce website, express.com.

 Forward-Looking Statements:
Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may herein include, but are not limited to, statements regarding expected net income, comparable store sales, earnings per diluted share, effective tax rates, and store expansion and closures. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) the success of the malls and shopping centers in which our stores are located; (6) our dependence upon independent third parties to manufacture all of our merchandise; (7) our growth strategy, including our international expansion plan; (8) our dependence on a strong brand image; (9) our dependence upon key executive management; (10) our reliance on Limited Brands to provide us with certain key services for our business; (11) our substantial indebtedness and lease obligations; and (12) increased costs as a result of being a public company. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	October 29, 2011	January 29, 2011	October 30, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$144,982	$187,762	$81,780
Receivables, net	7,869	9,908	7,104
Inventories	278,540	185,209	240,333
Prepaid minimum rent	22,792	22,284	21,696
Other	34,571	22,130	17,139
Total current assets	488,754	427,293	368,052

PROPERTY AND EQUIPMENT	504,542	448,109	438,093
Less: accumulated depreciation	(280,759)	(236,790)	(222,203)
Property and equipment, net	223,783	211,319	215,890

TRADENAME/DOMAIN NAME	197,474	197,414	197,414
DEFERRED TAX ASSETS	3,933	5,513	29,143
OTHER ASSETS	16,205	21,210	22,711
Total assets	$930,149	$862,749	$833,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$187,973	$85,843	$76,178
Deferred revenue	18,335	25,067	15,829
Accrued bonus	6,523	14,268	3,864
Accrued expenses	92,745	91,792	82,538
Accounts payable and accrued expenses – related parties	3,057	79,865	96,513
Total current liabilities	308,633	296,835	274,922

LONG-TERM DEBT	316,906	366,157	366,389
OTHER LONG-TERM LIABILITIES	86,531	69,595	61,520
Total liabilities	712,070	732,587	702,831

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	218,079	130,162	130,379
Total liabilities and stockholders’ equity	$930,149	$862,749	$833,210

Schedule 2

Express, Inc.
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010
NET SALES	$486,784	$450,577	$1,400,202	$1,284,316
COST OF GOODS SOLD, BUYING, AND OCCUPANCY COSTS	310,816	286,254	896,088	832,770
Gross profit	175,968	164,323	504,114	451,546
OPERATING EXPENSES:
Selling, general, and administrative expenses (a)	115,061	111,309	342,236	325,155
Other operating expense (income), net (b)	34	799	(166)	17,844
Total operating expenses	115,095	112,108	342,070	342,999

OPERATING INCOME	60,873	52,215	162,044	108,547

INTEREST EXPENSE (c)	6,328	7,570	27,843	51,699
INTEREST INCOME	(2)	(1)	(7)	(12)
OTHER INCOME, NET	(148)	(62)	(148)	(1,968)
INCOME BEFORE INCOME TAXES	54,695	44,708	134,356	58,828
INCOME TAX EXPENSE (BENEFIT)	22,025	18,407	54,053	(20,148)
NET INCOME	$32,670	$26,301	$80,303	$78,976

OTHER COMPREHENSIVE INCOME:
Foreign currency translation	2	—	—	—
COMPREHENSIVE INCOME	$32,672	$26,301	$80,303	$78,976

EARNINGS PER SHARE:
Basic	$0.37	$0.30	$0.91	$0.94
Diluted	$0.37	$0.30	$0.90	$0.93

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	88,643	88,340	88,573	84,352
Diluted	88,903	88,680	88,838	85,173

(a) Includes $0.6 million expense related to the 2011 secondary offering during the thirty-nine weeks ended October 29, 2011 and $0.2 million and $2.9 million expense related to the Senior Notes offering, initial public offering, and 2010 secondary offering for the thirteen and thirty-nine weeks ended October 30, 2010, respectively.
(b) Includes $13.3 million expense related to fees paid to Golden Gate Capital and Limited Brands for terminating advisory arrangements with them in connection with the initial public offering for the thirty-nine weeks ended October 30, 2010.
(c) Includes $7.2 million loss on extinguishment of debt related to the repurchases of $49.2 million of Senior Notes and the Opco Revolving Credit Facility amendment for the thirty-nine weeks ended October 30, 2011, and $20.8 milllion loss on extinguishment of debt related to the early repayment of the Topco Credit Facility for the thirty-nine weeks ended October 30, 2010.

Schedule 3

Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	October 29, 2011	October 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$80,303	$78,976
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	51,198	51,483
Loss on disposal of property and equipment	89	1,453
Change in fair value of interest rate swap	—	(1,968)
Share-based compensation	7,483	4,411
Non-cash loss on extinguishment of debt	2,744	8,781
Deferred taxes	(2,764)	(32,527)
Changes in operating assets and liabilities:
Receivables, net	2,043	(2,288)
Inventories	(93,325)	(68,629)
Accounts payable, deferred revenue, and accrued expenses	10,158	(716)
Accounts payable and accrued expenses – related parties	10	6,682
Other assets and liabilities	6,404	5,199
Net cash provided by operating activities	64,343	50,857

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(55,915)	(41,950)
Purchase of intangible assets	(60)	—
Net cash used in investing activities	(55,975)	(41,950)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under Senior Notes	—	246,498
Net proceeds from equity offering	—	166,898
Repayments of long-term debt arrangements	(50,087)	(300,938)
Costs incurred in connection with debt arrangements and Senior Notes	(1,192)	(12,124)
Costs incurred in connection with equity offering	—	(6,498)
Proceeds from share-based compensation	234	—
Repurchase of common stock	(103)	—
Repayment of notes receivable	—	5,633
Distributions	—	(261,000)
Net cash used in financing activities	(51,148)	(161,531)

EFFECT OF EXCHANGE RATES ON CASH	—	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(42,780)	(152,624)
CASH AND CASH EQUIVALENTS, Beginning of period	187,762	234,404
CASH AND CASH EQUIVALENTS, End of period	$144,982	$81,780

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures

The Company supplements the reporting of their financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted operating income, adjusted net income, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures provide meaningful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted operating income, adjusted net income, and adjusted earnings per diluted share are important indicators of their operations because they exclude items that may not be indicative of, or are unrelated to, their core operating results and provide a better baseline for analyzing trends in their underlying business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for operating income, net income, and earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of the Company's operations that, when viewed with the GAAP results and reconciliations to the corresponding GAAP financial measures below, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review their financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

Schedule 4 (Continued)

Adjusted Operating Income, Adjusted Net Income, and Adjusted Earnings Per Diluted Share
(In thousands, except per share amounts)
(Unaudited)

The tables below reconcile the non-GAAP financial measures, actual and projected adjusted operating income, adjusted net income, and adjusted earnings per diluted share, with the most directly comparable GAAP financial measures, actual and projected operating income, net income, and earnings per diluted share.

	Thirty-Nine Weeks Ended October 29, 2011
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$162,044	$80,303		$0.90	88,838
Transaction costs (a)	572	348	*	0.01
Interest expense (b)	—	4,346	*	0.04
Adjusted non-GAAP measure	$162,616	$84,997		$0.96

(a)	Includes transaction costs related to the 2011 secondary offering.

(b)
Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchases of $49.2 million of Senior Notes and the Opco Revolving Credit Facility amendment.

* Items were tax affected at the Company's statutory rate of 39% for the thirty-nine weeks ended October 29, 2011.

	Fifty-Two Weeks Ended January 28, 2012
	Projected Operating Income	Projected Net Income		Projected Earnings per Diluted Share	Projected Weighted Average Diluted Shares Outstanding
Projected GAAP measure	$269,728	$140,606		$1.58	88,905
Transaction costs (a)	572	348	*	0.01
Interest expense (b)	—	4,346	*	0.04
Projected Adjusted non-GAAP measure **	$270,300	$145,300		$1.63

(a)	Includes transaction costs related to the 2011 secondary offering.

(b)	Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchases of $49.2 million of Senior Notes and Opco Revolving Credit Facility amendment.
* Items were tax affected at the Company's statutory rate of 39% for the fifty-two weeks ended January 28, 2012.
** Represents mid-point of guidance range.

Schedule 4 (Continued)

Adjusted Operating Income, Adjusted Net Income, and Adjusted Earnings Per Diluted Share
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended October 30, 2010
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$52,215	$26,301		$0.30	88,680
Transaction Costs (a)	170	$102	*	$—
Adjusted non-GAAP measure	$52,385	$26,403		$0.30

(a)	Includes transaction costs related to the 2010 secondary offering.

* Items were tax affected at the Company's statutory rate of 39.9% for the thirteen weeks ended October 30, 2010.

	Thirty-Nine Weeks Ended October 30, 2010
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$108,547	$78,976		$0.93	85,173
Transaction costs (a)	2,901	2,446	*	0.03
Advisory/LLC fees (b)	13,333	8,013	*	0.09
Interest expense (c)	—	15,259	*	0.18
Non-cash tax benefit (d)	—	(31,807)		(0.37)
Adjusted non-GAAP measure	$124,781	$72,887		$0.86

(a)	Includes transaction costs related to the Senior Notes offering, initial public offering, and 2010 secondary offering.

(b)	Includes fees paid to Golden Gate Capital and Limited Brands for terminating advisory arrangements with them.

(c)	Includes prepayment penalty and acceleration of amortization of debt issuance costs and debt discount related to early repayment of the Term C Loan and Term B Loan.

(d)	Represents one-time, non-cash tax benefit in connection with the Company's conversion to a corporation.

* Items were tax affected at 1.2% for the thirteen weeks ended May 1, 2010 and at the Company's statutory rate of 39.9% for the thirteen weeks ended July 31, 2010 and October 30, 2010.

Schedule 4 (Continued)

Adjusted Operating Income, Adjusted Net Income, and Adjusted Earnings Per Diluted Share
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended January 29, 2011
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$90,704	$48,412		$0.55	88,683
Transaction costs (a)	432	272	**	—
Advisory/LLC fees (b)	—	108	**	—
Interest expense (c)	—	111	**	—
Adjusted non-GAAP measure	$91,136	$48,903		$0.55

(a)	Includes transaction costs related to the Senior Notes offering, initial public offering, and 2010 secondary offering.

(b)	Includes fees paid to Golden Gate Capital and Limited Brands for terminating advisory arrangements with them.

(c)	Includes prepayment penalty and acceleration of amortization of debt issuance costs and debt discount related to early repayment of the Term B Loan and Term C Loan.

** Includes true up tax adjustment to reflect the Company's statutory rate of 39.1% for adjustments related to the thirteen weeks ended July 31, 2010 and October 31, 2010, which were previously tax affected at 39.9%.

	Fifty-Two Weeks Ended January 29, 2011
	Operating Income	Net Income		Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP measure	$199,251	$127,388		$1.48	86,050
Transaction costs (a)	3,333	2,718	*	0.03
Advisory/LLC fees (b)	13,333	8,121	*	0.10
Interest expense (c)	—	15,370	*	0.18
Non-cash tax benefit (d)	—	(31,807)		(0.37)
Adjusted non-GAAP measure	$215,917	$121,790		$1.42

(a)	Includes transaction costs related to the Senior Notes offering, initial public offering, and 2010 secondary offering.

(b)	Includes fees paid to Golden Gate Capital and Limited Brands for terminating advisory arrangements with them.

(c)	Includes prepayment penalty and acceleration of amortization of debt issuance costs and debt discount related to early repayment of the Term B Loan and Term C Loan.

(d)	Represents one-time, non-cash tax benefit in connection with the Company's conversion to a corporation.

* Items were tax affected at 1.2% for the thirteen weeks ended May 1, 2010 and at the Company's statutory rate of 39.1% for the thirteen weeks ended July 31, 2010, October 31, 2010, and January 29, 2011.